Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bio-Rad Laboratories, Inc.:

We consent to the use of our reports dated March 17, 2014, with respect to the consolidated balance sheet of Bio-Rad Laboratories, Inc. and subsidiaries as of December 31, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

Our report dated March 17, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Bio-Rad Laboratories, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the design of monitoring controls over operations at certain of the Company’s locations both within the United States and overseas and the completeness and timeliness of communication between locations, as well as the precision at which these controls are designed and documented, has been identified and included in management’s assessment.

/s/ KPMG LLP

San Francisco, California

August 6, 2014